Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Income Trust of our reports dated September 19, 2024, relating to the financial statements and financial highlights, which appear in Western Asset Short Duration High Income Fund’s, Western Asset Municipal High Income Fund’s and Western Asset Income Fund’s Annual Report on Form N-CSR for the year ended July 31, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

November 21, 2024